NEWS
For Release: Immediate		Contact: Margaret M. Loebl Vice President, CFO & Treasurer 610-832-4160

QUAKER CHEMICAL CORPORATION ANNOUNCES SECOND QUARTER 2012 RESULTS

•	Net sales up 5% from the second quarter of 2011
•	Net income up 7% from the second quarter of 2011
•	Quarterly operating cash flow of $15.2 million

July 30, 2012

CONSHOHOCKEN, PA – Quaker Chemical Corporation (NYSE:KWR) today announced net sales of $176.8 million for the second quarter of 2012, up 5% compared to second quarter 2011 net sales of $167.8 million. Net income of $10.5 million and earnings per diluted share of $0.81 for the second quarter of 2012 were up 7% and 3%, respectively, compared to $9.8 million and $0.79 earnings per diluted share for the second quarter of 2011. For the first six months of 2012, the Company reported net sales of $354.4 million, up 8% compared to net sales of $327.7 million for the first six months of 2011. Net income of $22.5 million and earnings per diluted share of $1.72 for the first six months of 2012 were up 10% and 2%, respectively, compared to net income of $20.4 million and earnings per diluted share of $1.69 for the first six months of 2011. The second quarter of 2012 includes charges of approximately $0.06 per diluted share for certain customer bankruptcies in the U.S. and $0.03 per diluted share related to CFO transition costs. The second quarter and first half of 2012 earnings per diluted share include an approximate $0.03 and $0.11 dilutive effect as a result of the Company’s equity offering in May 2011, respectively.

Michael F. Barry, Chairman, Chief Executive Officer and President, commented, “We are pleased with the second quarter results, especially in light of the bankruptcy and CFO transition charges. We are being negatively impacted by a stronger dollar and weaker demand in several geographical areas such as Europe, China, Brazil and India. However, these negatives have been offset by additional new business and our recent acquisitions as well as the continuing manufacturing recovery of North America. Looking forward to the second half, we expect the global economic environment to remain challenging, with continued weakness in most regions. However, I remain confident that 2012 will be another good year for Quaker. In addition, our strong balance sheet and cash flow generation continues to provide us the financial flexibility to invest in our strategic growth initiatives, pay dividends to our shareholders, and grow our Company further via acquisition.”

Second Quarter 2012 Summary

Net sales for the second quarter of 2012 were $176.8 million, an increase of 5% from $167.8 million in the second quarter of 2011. Product volumes, including acquisitions, were higher by 6%, selling price and mix increased revenues by 5%, while foreign exchange rates decreased revenues by 6%.

Gross profit increased by $6.9 million, or 13%, from the second quarter of 2011. The second quarter of 2012 gross margin increased to 34.3% from 32.0% for the second quarter of 2011 and 33.7% for the first quarter of 2012. The increase in gross margin reflects the Company’s ongoing initiative of restoring margins to more acceptable levels through price increases, as well as mix effects experienced in the quarter.

Selling, general and administrative expenses (“SG&A”) increased approximately $4.8 million compared to the second quarter of 2011, primarily related to acquisitions and higher selling, inflationary and other costs on increased business activity, which were partially offset by decreases due to foreign exchange rate translation. The second quarter of 2012 SG&A includes charges of approximately $0.06 per diluted share for certain customer bankruptcies in the U.S. and $0.03 per diluted share related to CFO transition costs. As a result, the second quarter of 2012 SG&A, as a percentage of sales, increased to 24.7% compared to 23.1% for the second quarter of 2011 and 24.3% for the first quarter of 2012.

Other income decreased in the second quarter of 2012 primarily due to foreign exchange losses compared to foreign exchange gains in the second quarter of 2011. Interest expense in the second quarter of 2012 was comparable to the second quarter of 2011, however, decreases in interest expense due to lower average borrowings were partially offset by increases related to the accretion of certain acquisition-related liabilities.

The second quarter of 2012 earnings per diluted share of $0.81 reflects an approximate $0.03 dilutive effect as a result of the Company’s equity offering in May of 2011.

Year-to-Date Summary

Net sales for the first half of 2012 were $354.4 million, an increase of 8% from $327.7 million in the first half of 2011. Product volumes, including acquisitions, were higher by 5%, selling price and mix increased revenues by 7%, while foreign exchange rates decreased revenues by 4%.

Gross profit increased by $13.9 million, or 13%, from the first half of 2011 with gross margin increasing to 34.0% from 32.5% for the first half of 2011, reflecting the Company’s ongoing initiative of restoring margins and mix effects noted above.

SG&A increased approximately $9.3 million compared to the first half of 2011, primarily related to acquisitions and higher selling, inflationary and other costs on increased business activity, which were partially offset by decreases due to foreign exchange rate translation. The first half of 2012 SG&A includes the bankruptcy charges and CFO transition costs, as discussed above. SG&A, as a percentage of sales, increased to 24.5% from 23.6% for the first half of 2011.

Other income decreased in the first half of 2012 primarily due to higher foreign exchange losses and lower third party license fees as compared to the first half of 2011. Interest expense was relatively flat compared to the first half of 2011, however, decreases in interest expense due to lower average borrowings were offset by increases related to the accretion of certain acquisition-related liabilities.

The Company’s low year-to-date 2012 and 2011 effective tax rates of 26.1% and 25.7%, respectively, reflect decreases in reserves for uncertain tax positions due to the expiration of applicable statutes of limitations for certain tax years of approximately $0.12 and $0.11 per diluted share, respectively. The Company has experienced and expects to further experience volatility in its effective tax rates due to the varying timing of tax audits and the expiration of applicable statutes of limitations as they relate to uncertain tax positions, among other factors.

Equity in net income of associated companies decreased in the first half of 2012 as compared to the first half of 2011, primarily due to the Company’s July 2011 purchase of the remaining ownership interest in its Mexican affiliate.

The first half of 2012 earnings per diluted share of $1.72 reflect an approximate $0.11 dilutive effect as a result of the Company’s equity offering in May of 2011.

Balance Sheet and Cash Flow Items

Net operating cash flow of $15.2 million was generated in the second quarter of 2012, primarily led by the Company’s second quarter net income. The Company’s consolidated leverage ratio remained strong at less than one times EBITDA.

Subsequent Events

In July 2012, the Company acquired NP Coil Dexter Industries, S.r.l., a European manufacturer and supplier of metal surface treatment products. The acquired business has annual net sales of approximately $11.0 million.

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Forward-Looking Statements

This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. A major risk is that the Company’s demand is largely derived from the demand for its customers’ products, which subjects the Company to downturns in a customer’s business and unanticipated customer production shutdowns. Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, and future terrorist attacks such as those that occurred on September 11, 2001. Other factors could also adversely affect us. Therefore, we caution you not to place undue reliance on our forward-looking statements. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

Conference Call

As previously announced, Quaker Chemical’s investor conference call to discuss second quarter results is scheduled for July 31, 2012 at 8:30 a.m. (ET). A live webcast of the conference call, together with supplemental information, can be accessed through the Company’s Investor Relations Web site at http://www.quakerchem.com. You can also access the conference call by dialing 877-269-7756.

About Quaker

Quaker Chemical Corporation is a leading global provider of process chemicals, chemical specialties, services, and technical expertise to a wide range of industries – including steel, aluminum, automotive, mining, aerospace, tube and pipe, coatings, and construction materials. Our products, technical solutions, and chemical management services enhance our customers’ processes, improve their product quality, and lower their costs. Quaker’s headquarters is located near Philadelphia in Conshohocken, Pennsylvania.

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Quaker Chemical Corporation

Condensed Consolidated Statement of Income

(Dollars in thousands, except per share data)

	(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Net sales	$176,797	$167,792	$354,435	$327,657

Cost of goods sold	116,161	114,026	234,004	221,157

Gross profit	60,636	53,766	120,431	106,500
%	34.3%	32.0%	34.0%	32.5%

Selling, general and administrative expenses	43,653	38,825	86,746	77,459

Operating income	16,983	14,941	33,685	29,041
%	9.6%	8.9%	9.5%	8.9%

Other (expense) income, net	(134)	791	207	1,330
Interest expense	(1,151)	(1,200)	(2,325)	(2,418)
Interest income	137	271	260	543
Income before taxes and equity in net income of associated companies	15,835	14,803	31,827	28,496

Taxes on income before equity in net income of associated companies	4,874	4,499	8,319	7,321
Income before equity in net income of associated companies	10,961	10,304	23,508	21,175

Equity in net income of associated companies	209	251	355	610

Net income	11,170	10,555	23,863	21,785

Less: Net income attributable to noncontrolling interest	630	714	1,377	1,344

Net income attributable to Quaker Chemical Corporation	$10,540	$9,841	$22,486	$20,441
%	6.0%	5.9%	6.3%	6.2%

Per share data:
Net income attributable to Quaker Chemical Corporation Common Shareholders - basic	$0.81	$0.80	$1.74	$1.72
Net income attributable to Quaker Chemical Corporation Common Shareholders- diluted	$0.81	$0.79	$1.72	$1.69

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Quaker Chemical Corporation

Condensed Consolidated Balance Sheet

(Dollars in thousands, except par value and share amounts)

	(Unaudited)

	June 30,	December 31,
	2012	2011
ASSETS

Current assets
Cash and cash equivalents	$25,252	$16,909
Accounts receivable, net	156,424	150,676
Inventories, net	77,678	74,758
Prepaid expenses and other current assets	18,009	17,206
Total current assets	277,363	259,549

Property, plant and equipment, net	82,655	82,916
Goodwill	57,033	58,152
Other intangible assets, net	30,397	31,783
Investments in associated companies	7,891	7,942
Deferred income taxes	27,644	29,823
Other assets	36,370	35,356
Total assets	$519,353	$505,521

LIABILITIES AND EQUITY

Current liabilities
Short-term borrowings and current portion of long-term debt	$563	$636
Accounts and other payables	74,679	68,125
Accrued compensation	10,610	16,987
Other current liabilities	22,334	20,901
Total current liabilities	108,186	106,649
Long-term debt	45,004	46,701
Deferred income taxes	6,622	7,094
Other non-current liabilities	86,116	89,351
Total liabilities	245,928	249,795

Equity
Common stock, $1 par value; authorized 30,000,000 shares; issued 13,010,639 shares	13,011	12,912
Capital in excess of par value	92,199	89,725
Retained earnings	192,116	175,932
Accumulated other comprehensive loss	(32,091)	(29,820)
Total Quaker shareholders' equity	265,235	248,749
Noncontrolling interest	8,190	6,977
Total equity	273,425	255,726
Total liabilities and equity	$519,353	$505,521

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Quaker Chemical Corporation

Condensed Consolidated Statement of Cash Flows

For the six months ended June 30,

(Dollars in thousands)

	(Unaudited)
	2012	2011
Cash flows from operating activities
Net income	$23,863	$21,785
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	5,969	5,405
Amortization	1,465	973
Equity in undistributed earnings of associated companies, net of dividends	(171)	(32)
Deferred compensation and other, net	1,332	4,162
Stock-based compensation	2,078	1,854
Gain on disposal of property, plant and equipment	(13)	(78)
Insurance settlement realized	(808)	(864)
Pension and other postretirement benefits	(1,951)	(4,168)
(Decrease) increase in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	(7,031)	(17,392)
Inventories	(3,871)	(13,986)
Prepaid expenses and other current assets	(1,946)	(4,029)
Accounts payable and accrued liabilities	3,025	6,537
Net cash provided by operating activities	21,941	167

Cash flows from investing activities
Capital expenditures	(6,423)	(6,641)
Payments related to acquisitions	-	(717)
Proceeds from disposition of assets	84	221
Insurance settlement received and interest earned	35	42
Change in restricted cash, net	773	822
Net cash used in investing activities	(5,531)	(6,273)

Cash flows from financing activities
Repayments of long-term debt	(1,754)	(40,402)
Dividends paid	(6,213)	(5,413)
Stock options exercised, other	(925)	146
Proceeds from sale of common stock, net of related expenses	-	48,143
Excess tax benefit related to stock option exercises	1,420	162
Distributions to noncontrolling shareholders	(30)	-
Net cash (used in) provided by financing activities	(7,502)	2,636

Effect of exchange rate changes on cash	(565)	1,245
Net increase (decrease) in cash and cash equivalents	8,343	(2,225)
Cash and cash equivalents at the beginning of the period	16,909	25,766
Cash and cash equivalents at the end of the period	$25,252	$23,541